Exhibit 99.1

Midwest Holding Announces Strategic Reinsurance Relationship with American Republic Insurance Company, a Subsidiary of American Enterprise Group

LINCOLN, Neb., July 1, 2021 /PRNewswire/ - Midwest Holding Inc. (Midwest) (NASDAQ: MDWT), a technology-enabled, services-oriented life and annuity platform, announced today that its subsidiary American Life & Security Corp. (ALSC) has entered into a reinsurance agreement with American Republic Insurance Company (ARIC), a subsidiary of American Enterprise Group, Inc. (AEG). AEG’s subsidiaries are rated A (excellent) by AM Best.

Under the terms of the agreement, ARIC will assume an initial 20% quota share of certain Multi-Year Guaranteed Annuity (MYGA) and Fixed-Income Annuity (FIA) policies issued by ALSC, effective January 1, 2021, up to $100 million of premium. The agreement is renewable on an annual basis, subject to potential adjustment of the quota share, up to $100 million of premium per year.

“This is a meaningful partnership for Midwest as we look forward to a long-term collaboration with AEG. The transaction is consistent with our commitment to being a leading insurance-as-a-service platform and reinforces our strategy of pursuing high-level reinsurance relationships in support of our business objectives,” said Midwest co-Chief Executive Officer Mike Minnich.

1505 Capital, a subsidiary of Midwest, will manage the assets covered by the agreement and Midwest will report transactions under the agreement beginning in its second quarter financial statements.

About Midwest Holding Inc.

Midwest Holding Inc. is a technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand life and annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

About American Enterprise Group, Inc.

American Enterprise Group, Inc. has multiple insurance company subsidiaries under the American Republic®, Great Western Insurance Company (GWIC®) and Medico® brands. These companies offer life and health insurance product solutions to help people secure their financial futures through various distribution channels and are licensed in 49 states plus the District of Columbia. American Enterprise is based in Des Moines, Iowa, and employs over 400 people. For more information, visit www.americanenterprise.com.

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com